RESEARCH AGREEMENT
                               ------------------


        This Research Agreement ("Agreement") is entered into and effective as of November 24, 1997 by and between Pageant Technologies (USA) Inc., a corporation having its principal place of business at 50 West Broadway, Salt Lake City, Utah (hereinafter referred to as "Sponsor") and the University of Utah (Tax ID. # 87-6000525), a body politic and corporate of the State of Utah, on behalf of the University of Utah Electrical Engineering located at 3280 Merrill Engineering Building, Salt Lake City, Utah 84112 (hereinafter referred to as "University").

                                    RECITALS:

        WHEREAS, Sponsor wishes to have certain research services performed in accordance with the scope of work outlined in this Agreement; and

        WHEREAS, the performance of such research is consistent, compatible and beneficial to the academic role and mission of University as an institution of higher education; and

        WHEREAS, University is qualified to provide such research services.

                                    AGREEMENT

        NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings herein set forth, the parties agree as follows:

        1. Scope of Work. University agrees to perform for Sponsor certain research services (the "Services") described in the Scope of Work set forth in Appendix A, which is attached hereto and incorporated herein by this reference. The Services shall be performed under the direction and supervision of Jennifer Hwu, principal investigator, Department of Electrical Engineering.

        2. Term. The term of this Agreement shall commence upon the effective date hereof and shall continue until December 31, 1998 unless extended or renewed by mutual agreement of the parties. Scope of work and final reports shall be completed on or before July 31, 1998. Per mutual agreement of both parties, personnel costs including fringe benefits and associated indirect costs will be invoiced and paid until December 31, 1998, or for one year total compensation for each identified employee whichever comes first, not to exceed budget totals in paragraph 3.

        3. Compensation and Payment.

               3.1 Compensation. Sponsor shall pay to University a total of Two hundred Eighty two thousand, five hundred forty nine Dollars ($282,549) (the "Compensation") for performance of the Services under this Agreement. A budget itemizing the costs for


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providing the Services is set forth in Appendix B, which is attached  hereto and incorporated herein by this reference.

               3.2 Payment. Monthly progress payments shall be made by Sponsor to University based upon monthly invoices submitted by University. The amounts of all such progress payments shall be based upon University's progress in performing the Services. Invoices submitted to Sponsor shall be paid by Sponsor within thirty (30) days of receipt. The monthly invoices for services performed shall identify direct costs, labor and the percent of work completed. Final payment shall be made upon completion of the Services.

Compensation  checks shall be payable to "The  University  of Utah" and shall be
delivered  to  Gary  S.  Gledhill,   Manager,  Research  Accounting,  201  South
Presidents Circle, #406, University of Utah, Salt Lake City, Utah, 84112.

        4. Reporting Requirements. University shall provide written reports to Sponsor on the progress of the performance of Services as outlined or required in the Scope of Work. A final written report shall be furnished to Sponsor upon completion of the Services.

        5. Equipment. All equipment, instruments and materials purchased or used by University in connection with performance of the Services shall at all times remain under the sole control and ownership of University.

        6.     Publication and Confidentiality.

               6.1 Publication. In furtherance of University's role as a public institution of higher education, it is necessary that significant results of research activities be reasonably available for publication by the University, and Sponsor acknowledges that University may publish the results of research conducted in connection with this Agreement. Notwithstanding the foregoing, University agrees that it shall not publish the results of research conducted in connection with this Agreement, without the prior written consent of Sponsor, until the expiration of six (6) months following the first to occur of either the termination of this Agreement or submission of the final written report required under Section 4 hereof. In the event University wishes to publish research results prior to the expiration of the above described six (6) month period, University shall first provide to Sponsor written notice of University's intent to publish and a draft of such publication. Sponsor shall have thirty
(30) days after receipt of the draft publication to request in writing the removal of portions deemed by Sponsor to contain confidential or patentable material owned by Sponsor, or to request a delay in submission of the draft for publication pending Sponsor's application for patent protection. In either event, University shall have no obligation to delay publication of the draft for longer than six (6) months following delivery of University's notice to Sponsor of intent to publish. If University does not receive Sponsor's written response to the notice of intent to publish within the thirty (30) day period, then Sponsor shall be deemed to have consented to such publication. Information supplied to University by Sponsor and identified by Sponsor as proprietary information shall not be included in any material published by University without prior written consent of Sponsor.


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               6.2  Confidentiality.  Sponsor  acknowledges that University is a governmental entity and thus subject to the Utah Government Records Access and Management Act, Sec. 63-2-101 et seq., Utah Code Ann. (1993 and Supp. 1995) ("GRAMA") and Section 53B-16- 301 et seq., Utah Code Ann. (1993 and Supp. 1995).
Pursuant  to  GRAMA  and  Section  53B-16-301  et  seq.,  this  Agreement,   and
confidential information provided pursuant hereto may be subject to public disclosure. Any person who provides University with records that such person believes should be protected from disclosure for business reasons must, pursuant to Section 63-2-308 of GRAMA and Section 53B-16-304, provide University with a written claim of business confidentiality and a concise statement of reasons supporting such claim.

        7.     Indemnification.

               7.1 Indemnification by University. University is a governmental entity and is subject to the Utah Governmental Immunity Act, Section 63-30-1 et seq., Utah Code Ann. (1993 and Supp. 1995) (the "Act"). Section 63-30-34 of the Act expressly limits judgments against the University, its officers and employees to $250,000.00 per person and $500,000.00 per occurrence for bodily injury and death and to $100,000.00 per occurrence for property damage. Subject to the provisions of the Act, University shall indemnify, defend and hold harmless Sponsor, its officers, agents and employees against any actions, suits, proceedings, liabilities and damages that may result solely from the negligent acts or omissions of University, its officers, agents or employees in connection with this Agreement. Nothing in this Agreement shall be construed as a waiver of any rights or defenses applicable to University under the Act, including without limitation, the provisions of Section 63-30-34 regarding limitation of judgments. University shall give Sponsor timely notice of any claim or suit instituted of which it has knowledge that in any way, directly or indirectly, affects or might affect Sponsor, and Sponsor shall have the right at its own expense to participate in the defense of the same.

               7.2 Indemnification by Sponsor. Sponsor shall indemnify, defend and hold harmless University, its directors, officers, agents and employees against any actions, suits, proceedings, liabilities and damages arising from the negligent acts or omissions of Sponsor, its officers, agents or employees in connection with this Agreement. Sponsor shall give University timely notice of any claim or suit instituted of which it has knowledge that in any way, directly or indirectly, affects or might affect University, and University shall have the right at its own expense to participate in the defense of the same.

        8. Compliance With Laws. In performance of the Services, University shall comply with all applicable federal, state and local laws, codes, regulations, rules and orders. University shall obtain, at its expense and as part of the price for Services, all required government licenses, permits, and approvals for the performance of the Services, except those licenses, permits and approvals which the Scope of Work specifies will be obtained by Sponsor.

        9. Patent and Inventions. The University shall own all rights, title and interest in all inventions and improvements conceived or reduced to practice by University or University personnel in the performance of the Services and may, at its election, file all patent


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applications   relating  thereto.  In  consideration  of  Sponsor's  support  of
University in performance of the Services, University agrees to grant to Sponsor, on such terms and conditions as University may specify, an option for an exclusive license on any such inventions, improvements, applications or patents. Sponsor's right to elect and exercise said option shall expire six months after University has provided written notice to Sponsor of any such invention, improvement, application or patent. The terms of any such license that shall be negotiated shall be within industry standards of such invention, improvement, application or patent. If the parties fail to reach agreement as to the terms and conditions of such license within (60) sixty days, after the Sponsor has exercised its right to acquire such license, then the terms of the license shall be settled pursuant to the disputes resolution provisions set forth in Section 14 herein. In the event University shall abandon its rights to any such invention, improvement, application or patent, then University shall assign to Sponsor all of University's rights, title and interest therein. This shall occur if the University does not file a provisional or patent application in respect to an invention or improvement within the (6) six months the University has provided written notice to Sponsor of any such invention or improvement.

        10. Relationship of Parties. In assuming and performing the obligations of this Agreement, University and Sponsor are each acting as independent parties and neither shall be considered or represent itself as a joint venturer, partner, agent or employee of the other. Neither party shall use the name or any trademark of the other party in any advertising, sales promotion or other publicity matter without the prior written approval of the other party.

        11. Termination. This Agreement may be terminated by either party for material breach, by giving written notice thereof to the other party. Such termination shall be effective thirty (30) days after receipt of such notice. If in such an instance the breach can be cured, the party shall have the right during such (30) thirty day period to cure such breach. Termination shall not relieve either party of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made prior to the time of such termination.

        12. Uncontrollable Forces. Neither Sponsor nor University shall be considered to be in default of this Agreement if delays in or failure of performance shall be due to uncontrollable forces the effect of which, by the exercise of reasonable diligence, the nonperforming party could not avoid. The term "uncontrollable forces" shall mean any event which results in the prevention or delay of performance by a party of its obligations under this Agreement and which is beyond the control of the nonperforming party. It includes, but is not limited to, fire, flood, earthquakes, storms, lightning, epidemic, war, riot, civil disturbance, sabotage, inability to procure permits, licenses, or authorizations from any state, local, or federal agency or person for any of the supplies, materials, accesses, or services required to be provided by either Sponsor or University under this Agreement, strikes, work slowdowns or other labor disturbances, and judicial restraint.


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        13.    Miscellaneous.

               13.1 Assignment. Neither party shall assign or transfer any interest in this Agreement, nor assign any claims for money due to or become due under this Agreement, without the prior written consent of the other party.

               13.2 Entire Agreement. This Agreement, with its attachments, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any other written or oral understanding of the parties. This Agreement may not be modified except by written instrument executed by both parties.

               13.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

               13.4 Notices. Except as provided in Section 3 hereof regarding payment of invoices, any notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient's normal business hours; or (b) on the date of delivery if delivered by courier, express mail service or first-class mail, registered or certified, return receipt requested. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

        In the case of Sponsor:

               Pageant Technologies (USA) Inc.
               P.O. Box 369
               Pecos, New Mexico  87552
               Attn:  Stephen B. Fleming

        In the case of University:

               University of Utah
               Office of Sponsored Projects
               1471 Federal Way
               Salt Lake City, Utah  84112
               Attn:  Lynne U. Chronister

               13.5 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any principles of choice of laws.

               13.6 Nonwaiver. A waiver by either party of any breach of this Agreement shall not be binding upon the waiving party unless such waiver is in writing. In the event of a written waiver, such a waiver shall not affect the waiving party's rights with respect to any other or further breach.


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               13.7  Execution by  Counterpart.  This  Agreement may be executed separately or independently in any number of counterparts, each and all of which together shall be deemed to have been executed simultaneously and for all purposes to be one Agreement.

               13.8 Attorney Fees. The prevailing Party in any action or suit to enforce the terms or conditions of this Agreement shall be entitled to recover its costs of court and reasonable attorneys' fees incurred in enforcing the terms or conditions of this Agreement.

               14. Dispute Resolution. Except to the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolves within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than (10) days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediator in the Salt Lake City area and such representative shall schedule a date with such mediator for a hearing. The parties shall enter into a good faith mediation and shall share the costs equally. If the representative of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding compulsory arbitration in Salt Lake City, Utah pursuant to Title 78, Chapter 31a Utah code Ann (1953), as amended, and shall be determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules are not in conflict with such law. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, not to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Utah or in the United States District Court for the District of Utah, to whose jurisdiction for such purposes University and Sponsor each hereby irrevocably consents and submits. All costs and expenses, including reasonable attorney's fees, of the prevailing party in connection with arbitration of such controversy or claim shall be borne by the other party.


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        IN WITNESS  WHEREOF,  the  parties  have  caused  this  Agreement  to be executed by their duly authorized representatives effective as of the day and year first written above.


UNIVERSITY OF UTAH                          PAGEANT TECHNOLOGIES (USA), INC.
        "University"                                      "Sponsor"


By:     /s/ Lynne U. Chronister             By:         /s/ Stephen Fleming
      ---------------------------------          -------------------------------
        (Signature)                                (Signature)


Name:  Lynne U. Chronister, Director               Name:   Stephen Fleming
      ---------------------------------          -------------------------------
        Office of Sponsored Projects               (Please Print)


Title:                                      Title:       President
      ---------------------------------           ------------------------------


Date:           11/26/97                    Date:       11/26/97
      ---------------------------------           ------------------------------


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                                   APPENDIX A

                                  SCOPE OF WORK


By agreement between the University of Utah and Pageant Technology Inc., the following work is to be performed by University faculty, staff and students within the Department of Electrical Engineering including Hedco Labs, for the purpose of producing a working prototype of a micron scale, integrated circuit ferromagnetic nonvolatile random access memory, which will be referred to as HFRAM.

WORK ONE

STEP ONE:  RAMP-UP

1.1     Hire staff and students.

1.2     Obtain office and research space for staff and students.

1.3 Order appropriate ferromagnetic materials for use in a micron scale memory cell.

1.4     Repair and enhance equipment needed for HFRAM development.

STEP TWO:  SINGLE MEMORY CELL

2.1 Research appropriate ferromagnetic materials for use in a micron scale memory cell.

2.2 Deposit, using appropriate methods, selected versions of the aforementioned ferromagnetic materials on silicon or glass substances in the micron range, as a "stick" normal to the plane of the substrate, such stick to have an aspect ratio greater than 1:1.

2.3 Place around said stick a state-change conductor intimate to me stick, of no more than 270 degrees rotation and insulated from it.

2.4 Manufacture, either prior or subsequent to such deposition, a magnetic flux sensor/detector such as an InSb Hall Effect sensor intimate to the stick, at one end, parallel to the plane of the substrate, and centered to the axis of said stick.

2.5 Attach such electrical conductors to the state change and flux sensor cell thus manufactured so hat electrical current may be applied to the state change and sensor circuit of said memory cell.

2.6 Test said individual cell for state change, data retention, and sense capabilities under a variety of conditions appropriate for such a device, with power on, then with power off for data retention.


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2.7     Perform  associated  theoretical  work  to  support  experimental  HFRAM development.

STEP THREE:  Matrixed memory cells

3.1 Construct a grouping of said cells as eight "bits", in a "byte," electrically interconnected, and test as above.

3.2 Construct a small grouping, or matrix/array of said bytes, electrically interconnected and test as above.

3.3 Prepare a certain number of packaged dies with matrices of the order of 32 to 64 bytes of said cells to be tested as finished product. It is understood that yield may be low for high bit count matrices/array.

WORK TWO

Conduct searches of existing data bases monthly or as requested to identify emerging technologies and/or products which may fit into Pageant's business strategy.


COMMENTS

Progress reports on Work One will be rendered on a quarterly basis or within 48 hours of encountering a situation which could adversely impact the intent of this statement of work.

The University will take best efforts to produce an eight bit proof of concept device as soon as possible after RAMP-UP to facilitate Pageant's marketing and business strategy.

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                                   APPENDIX B


                                ESTIMATED BUDGET


Post Doc's (50,000 + 16,500)                                     $ 66,500

Technician (15,000 + 4,950)                                        19,950

UG Op Spt (12,500 + 1,125)                                         13,625

Tech Support (33,000 + 10,890)                                     43,890

HEDCO Lab                                                          13,650

Supplies                                                           15,000

Upgrades                                                           10,000

Masks                                                              15,000
                                                                   ------


               SUBTOTAL                                                 $197,615


Equipment                                                          30,950

Overhead                                                           54,344
                                                                   ------


               TOTAL                                                    $282,549



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